UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Response to ISS "Say on Pay" Recommendation

May 3, 2021

BRINKS

ISS Recommendation and Brink's Response

ISS Recommendation

Vote against the advisory resolution to approve named executive officer compensation

Brink's Response

Brink's 2020 CEO compensation is aligned with shareholder interests, rewarding exceptional operational performance and long-term shareholder value creation while incentivizing retention and driving strategic and financial results.

In 2020, Brink's began its second strategic plan under Mr. Pertz, a seasoned CEO who is uniquely positioned to lead Brink's transformation to meet the market demand for digital cash management solutions.

We urge our shareholders to support our say-on-pay proposal:

- **Rewards a strong record of shareholder value creation**
- **Future rewards are based on continued strong performance**

Say-on-Pay

ISS recommendation states: "A pay-for-performance misalignment exists, and mitigating factors have not been identified for the year in review…However, concerns are raised regarding the long-term incentives as the CEO's annual-cycle award was increased significantly. Although rationale for the increase is provided, which included retentive purposes, Pertz's total annual-cycle award is greater than the median *total* pay for CEOs in the company's peer group. This is particularly concerning as NEOs were also granted entirely time-vesting off-cycle retention awards in response to lost value in existing long-term incentives."

Brink's Response:

In February, the Compensation Committee (the Committee) sought to:

- **Reward** for strong financial performance & shareholder return since 2016
- **Incentivize** to continue delivering long-term value
- **Retain** to oversee Strategic Plan 2, pending G4S acquisition and digitalization of cash management offerings

In December, the Committee approved a special, one-time equity award to recognize Mr. Pertz' actions to protect the safety of employees and customers and optimize profitability in 2020, to retain him through the vesting period and to incentivize continued performance

2020 CEO Compensation – Granted in February

Compensation is reasonable and aligned with shareholder interests

CEO compensation consisted of:

- Cash compensation
  - Base salary
  - Annual incentive
- Equity compensation
  - Annual long-term incentive (LTI) awards in February 2020 of $9.5M with a 3-year performance period
  - 100% performance based, fully aligned with shareholder interests

CEO Target Pay Mix


8.8%
7.7%
83.5%
Performance-based Compensation – 91.2%
Salary
Annual Incentive
PSUs
Performance-based Compensation

February 2020 Award
Rewarded Strong Financial Performance

(Non-GAAP, $ Millions, except EPS)

Strategic Plan 1 (SP1) delivered 8% compound annual revenue growth and 22% compound annual operating profit growth



Revenue +27%
CAGR +8%
Avg. Organic Growth +7%
$2,908
$3,275
$3,680
2016 Actual
SP1 Target
2019 Actual
Op Profit +81%
CAGR +22%
$216
$325
$392
7.4% Margin
~10% Margin
10.6% Margin
2016 Actual
SP1 Target
2019 Actual
Adj. EBITDA +66%
CAGR +18%
$342
$475
$567
11.7% Margin
~15% Margin
15.4% Margin
2016 Actual
SP1 Target
2019 Actual
EPS +71%
CAGR +19%
$2.28
$3.50
$3.89
2016 Actual
SP1 Target
2019 Actual

ISS acknowledges Brink's strong performance: year-over-year revenue and EBITDA increases

Notes: See reconciliations of non-GAAP to GAAP results included in the appendix.
SP1 Target as of 3/2/2017 Investor Day

February 2020 Award
Rewarded Strong Stock Performance

Mr. Pertz delivered 215+% stock price appreciation since 6/30/16



The Brink's Company
Russell 3000
350%
300%
250%
200%
150%
100%
$28.49
6/30/16
$41.25
12/30/16
$78.70
12/29/17
$64.65
12/31/18
$90.68
12/31/19
215+%
Brink's
~55%
Russell
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
4Q
2016
2017
2018
2019

ISS acknowledges Brink's strong performance:

Brink's total shareholder returns outperformed the Russell 3000 Index on a 5-year basis

Mr. Pertz' Performance Milestones – 2016 to 2019

Strong strategy deployment and resulting performance informed 2020 compensation

Introduce Differentiated Services

- Implemented technology for route optimization, telematics, tracking, device monitoring and management
- Launched 24SEVEN customer portal in U.S.; laid foundation for global expansion
- Launched end-to-end ATM service in France with significant customer win; building foundation for end-to-end retail cash management

Accelerate Profitable Growth

- Materially grew smart safe sales
- Grew high-value services including retail, BGS, and added cannabis (Canada)
- Gained account share in U.S. financial institution market
- Built technology and marketing foundation to penetrate unvended retail market
- Invested $1.1B to complete 13 accretive acquisitions
- Revenue 7% avg. organic growth; 20% growth from acquisitions



Introduce Differentiated Services (IDS)
Accelerate Profitable Growth (APG)
Culture
Close the Gap with Operational Excellence (CTG)

Close the Gap

- Launched BreakThru initiatives to improve productivity in fleet, money processing and sales
- Innovated new technology to protect crews and increase route efficiency
- Improved operational excellence through Lean
- Increased operating profit margin from 7.4% to 10.6%

February 2020 Award
Incentivized Mr. Pertz' Continued Creation of Long-Term Value

Committee approved 2020 annual LTI awards that were 100% performance-based and cliff vested following a three-year performance period

- 80% of the LTI Value was **Internal Metric Performance Share Units**, which vest only upon achievement of three-year EBITDA to drive execution of profitability actions, cost reductions, integration of acquisitions and execution of synergy targets
- 20% of the LTI value was **Relative Total Shareholder Return Performance Share Units** to drive stock price performance relative to peer companies
- **No time-based equity**, which is consistent with market practice and increases Mr. Pertz' compensation risk

February 2020 Award
Retained Mr. Pertz To Oversee Strategic Objectives

Mr. Pertz' leadership is vital to execution of Brink's strategy, including launching digital cash management offerings while continuing to unlock profitability and grow through acquisitions

2020 Strategic Objectives

- **Execute Strategic Plan 2**: Build on momentum of Strategic Plan 1, which covered 2017-2019
- **Oversee the Acquisition of G4S Operations:** Execute transaction and integrate cash operations in 17 markets and secure logistics business
  - Annual revenue of ~$800M and adjusted EBITDA of ~$135M[1].
    Note: acquisition plans were not disclosed at the time of the award, but the Committee was aware of projected financial impact of pending acquisition
- **Accelerate Strategy 2.0:** Create more value for current and new customers by developing and deploying tech-enabled cash management offerings

The February award was also designed to mitigate retirement eligibility risk

- The Committee considered Mr. Pertz' imminent retirement eligibility and the potential for disruption and opportunity losses were he to retire in June 2021
- To encourage retention, a meaningful portion of 2020 LTI awards are not eligible for continued vesting following retirement unless Mr. Pertz stays through December 2022

1. G4S 2019 pro forma revenue and adjusted EBITDA for operations acquired plus expected synergies.

Special One-Time December 2020 Award In Light of Extraordinary Circumstances As Pandemic Raged On

Throughout 2020, the Committee observed loss in retentive value of outstanding LTI in connection with the pandemic and the volatile environment. As a result, the Committee granted a **unique one-time LTI award** of $2M of restricted stock units (RSUs) in December 2020 with a 2-year cliff vest (award is forfeited if Mr. Pertz leaves before vesting date).

- This award was designed to:
  - **Reward** for decisive actions taken to protect the safety of our employees and customers and optimize profitability during 2020
  - **Incentivize** Mr. Pertz to remain for 2-year vesting period to drive the execution of Strategic Plan 2, including:
    - improving key financial metrics, including stock price
    - accelerating Strategy 2.0 initiatives
    - sustaining cost reductions
- The Committee chose **time-vested RSUs** due to the difficulty in projecting performance metrics in the midst of the pandemic and to avoid overlapping financial metrics relative to outstanding LTI awards
- The Committee does not intend to grant a similar type of award in 2021

CEO Continues to Execute Aggressive Plans for Value Creation

(Non-GAAP, $ Millions, except EPS)


Revenue
SP1 +27%
CAGR +8%
Avg. Organic Growth +7%
+53%
vs 2016
$2,908
$3,275
$3,680
~$4,450
2016 Actual
SP1 Target
2019 Actual
2021 Guidance
Op Profit
SP1 +81%
CAGR +22%
+137%
vs 2016
$216
$325
$392
~$511
7.4% Margin
~10% Margin
10.6% Margin
~11.5% Margin
2016 Actual
SP1 Target
2019 Actual
2021 Guidance
Adj. EBITDA
SP1 +66%
CAGR +18%
+106%
vs 2016
$342
$475
$567
~$705
11.7% Margin
~15% Margin
15.4% Margin
~15.8% Margin
2016 Actual
SP1 Target
2019 Actual
2021 Guidance
EPS
SP1 +71%
CAGR +19%
+117%
vs 2016
$2.28
$3.50
$3.89
~$4.95
2016 Actual
SP1 Target
2019 Actual
2021 Guidance

Substantial Value Created for Shareholders

Notes: See reconciliations of non-GAAP to GAAP results included in the appendix.
SP1 Target as of 3/2/2017 Investor Day

Proven Performance with Aggressive Value Creation Plans

Revenue, Adjusted EBITDA & Operating Profit



Revenue
$3,680
$3,691
$4,250 - $4,650
Adj. EBITDA
15.4%
15.3%
15.5% - 16.1%
Op Profit
10.6%
10.3%
11.0% - 12.0%
Adj. EBITDA
$567
$566
$660 - $750
D&A/Other
$175
$185
~194
Op Profit
$392
$381
$466-
$556
2019
2020
2021 Guidance

(Non-GAAP, $ Millions, except EPS)

2021 Guidance

	Low	Mid	High	Midpoint vs 2020
Revenue	$4,250	$4,450	$4,650	+21%
Op Profit Margin	$466 11.0%	$511 11.5%	$556 12.0%	+34%
Adj. EBITDA Margin	$660 15.5%	$705 15.8%	$750 16.1%	+25%
EPS	$4.35	$4.95	$5.55	+32%

Strategic Plan 2 (2021 – 2023)

- Continue Strategy 1.0 WD+L organic growth and profit improvement plus margin leverage
- Continue Strategy 1.5 acquisitions; add 2.0 platform acquisitions (PAI), CIT core "bolt-ons"
- Strategy 2.0 expected to add a new layer of growth & improved profitability in 2022

Note: See reconciliations of non-GAAP to GAAP results in the Appendix.

Proxy Vote: Support Success

ISS recommendation is counter-productive and misaligned with shareholder interests

Support Say-On-Pay

- Compensation is commensurate with Pertz experience and Brink's performance
- Stock performance and shareholder value demonstrate effective leadership
- Pertz is best positioned to lead Brink's through crucial transformation

Appendix

Compensation Governance Process

The Committee follows a governance process that includes working with an independent compensation consultant and consideration of:

- Compensation philosophy
  - Incentivize and reward executives who contribute to Brink's business objectives and the creation of long-term shareholder value without encouraging unnecessary and excessive risks
  - Attract, retain and motivate talented executives to contribute significantly to Brink's success
  - Align interests of officers with shareholders through equity-based LTI and robust stock ownership guidelines
  - Provide appropriate and balanced mix of short-term and long-term incentives
- Say-on-pay results
- Annual competitive market data considering survey and peer group data
- Value of target compensation
- Retention and executives' potential future contributions to the Company
- Brink's financial goals

Peer Group Considerations

- Survey Data is primary reference point for CEO, with peer group data as additional
- Brink's peer group is distinct from ISS peer group and designed to include companies of comparable size, companies with similar business characteristics (including revenue and market cap), and companies with which Brink's competes for talent and investor capital
- 2019 peer group used for 2020 compensation did not reflect projected increase in revenue or EBITDA as a result of G4S transaction
- Brink's characteristics make it difficult to select peer companies – Brink's is multi-national, has unique lines of business, and is in transition as Strategy 2.0 digital cash management offerings take hold
- The Committee believes that Brink's peer group has a stronger match with Brink's unique characteristics than the peer group selected by ISS

ISS AND COMPANY PEER GROUPS

ISS Selected (11)	ABM Industries Incorporated Avis Budget Group, Inc. Healthcare Services Group, Inc. Rollins, Inc. UniFirst Corporation Weyerhaeuser Company	ArcBest Corporation Clean Harbors, Inc. Old Dominion Freight Line, Inc. Tetra Tech, Inc. Waste Connections, Inc.
Shared (7)	Cintas Corporation Landstar System, Inc. Ryder System, Inc. The GEO Group, Inc.	Iron Mountain Incorporated Pitney Bowes Inc. Stericycle, Inc.
Company-Disclosed (6)	ADT, Inc. Celestica Inc. TFI International Inc.	Atlas Air Worldwide Holdings, Inc. Diebold Nixdorf, Inc. United Rentals, Inc.

2016, 2019 and 2020 Non-GAAP Results Reconciled to GAAP
(1 of 3)

The Brink's Company and subsidiaries
Non-GAAP Reconciliations
(In millions)

	2016 Full Year	2019 Full Year	2020 Full Year
Revenues:			
GAAP	$ 3,020.6	3,683.2	3,690.9
Venezuela operations[a]	(109.4)	-	-
Acquisitions and dispositions[a]	(2.8)	0.5	-
Internal loss[a]	-	(4.0)	-
Non-GAAP	$ 2,908.4	3,679.7	3,690.9
Operating profit (loss):			
GAAP	$ 184.5	236.8	213.5
Venezuela operations[a]	(18.5)	-	-
Reorganization and Restructuring[a]	30.3	28.8	66.6
Acquisitions and dispositions[a]	19.5	88.5	83.1
Argentina highly inflationary impact[a]	-	14.5	10.7
Internal loss[a]	-	20.9	6.9
Reporting compliance[a]	-	2.1	0.5
Non-GAAP	$ 215.8	391.6	381.3
Interest expense:			
GAAP	$ (20.4)	(90.6)	(96.5)
Venezuela operations[a]	0.1	-	-
Acquisitions and dispositions[a]	-	5.8	1.9
Non-GAAP	$ (20.3)	(84.8)	(94.6)
Taxes:			
GAAP	$ 78.5	61.0	56.6
Retirement plans[c]	11.3	11.1	7.9
Venezuela operations[a]	(14.1)	-	-
Reorganization and Restructuring[a]	7.4	7.1	15.8
Acquisitions and dispositions[a]	1.8	5.1	11.6
Deferred tax valuation allowance[b]	(14.7)	-	-
Tax on accelerated income[d]	-	7.3	-
Argentina highly inflationary impact[a]	-	(1.4)	(1.3)
Internal loss[a]	-	4.0	1.6
Reporting compliance[a]	-	0.1	-
Gain on lease termination[h]	-	(1.2)	-
Non-GAAP	$ 70.2	93.1	92.2

Amounts may not add due to rounding.
See slide 19 for footnote explanations.

2016, 2019 and 2020 Non-GAAP Results Reconciled to GAAP
(2 of 3)

The Brink's Company and subsidiaries
Non-GAAP Reconciliations

		2016 Full Year	2019 Full Year	2020 Full Year
Income (loss) from continuing operations attributable to Brink's:				
GAAP	$	36.2	28.3	16.8
Retirement plans[c]		20.2	36.2	25.9
Venezuela operations[a][g]		2.6	0.9	-
Reorganization and Restructuring[a]		23.7	21.7	51.0
Acquisitions and dispositions[a]		18.2	88.4	79.4
Deferred tax valuation allowance[b]		14.7	-	-
Tax on accelerated income[d]		-	(7.3)	-
Argentina highly inflationary impact[a]		-	15.9	11.9
Internal loss[a]		-	16.9	5.3
Reporting compliance[a]		-	2.0	0.5
Gain on lease termination[h]		-	(4.0)	-
Non-GAAP	$	115.6	199.0	190.8
EPS:				
GAAP	$	0.72	0.55	0.33
Retirement plans[c]		0.39	0.71	0.51
Venezuela operations[a][g]		0.05	0.02	-
Reorganization and Restructuring[a]		0.47	0.43	1.00
Acquisitions and dispositions[a]		0.37	1.73	1.56
Deferred tax valuation allowance[b]		0.29	-	-
Tax on accelerated income[d]		-	(0.14)	-
Argentina highly inflationary impact[a]		-	0.31	0.23
Internal loss[a]		-	0.33	0.10
Reporting compliance[a]		-	0.04	0.01
Gain on lease termination		-	(0.08)	-
Non-GAAP	$	2.28	3.89	3.76
Depreciation and Amortization:				
GAAP	$	131.6	185.0	206.8
Venezuela operations[a]		(0.7)	-	-
Reorganization and Restructuring[a]		(0.8)	(0.2)	(1.3)
Acquisitions and dispositions[a]		(3.6)	(30.9)	(36.1)
Argentina highly inflationary impact[a]		-	(1.8)	(1.8)
Non-GAAP	$	126.5	152.1	167.6

Amounts may not add due to rounding.
See slide 19 for footnote explanations.

2016, 2019 and 2020 Non-GAAP Results Reconciled to GAAP
(3 of 3)

The Brink's Company and subsidiaries
Non-GAAP Reconciliations
(In millions)

	2016 Full Year	2019 Full Year	2020 Full Year
Adjusted EBITDA[(f)]:			
Net income (loss) attributable to Brink's - GAAP	$ 34.5	29.0	16.0
Interest expense - GAAP	20.4	90.6	96.5
Income tax provision - GAAP	78.5	61.0	56.6
Depreciation and amortization - GAAP	131.6	185.0	206.8
EBITDA	$ 265.0	365.6	375.9
Discontinued operations - GAAP	1.7	(0.7)	0.8
Retirement plans[(c)]	31.5	47.3	33.8
Venezuela operations[(a)(g)]	(12.3)	0.9	-
Reorganization and Restructuring[(a)]	30.3	28.6	65.5
Acquisitions and dispositions[(a)]	16.4	56.8	53.0
Argentina highly inflationary impact[(a)]	-	12.7	8.8
Internal loss[(a)]	-	20.9	6.9
Reporting compliance[(a)]	-	2.1	0.5
Gain on lease termination[(h)]	-	(5.2)	-
Share-based compensation[(e)]	9.5	35.0	31.3
Marketable securities (gain) loss[(i)]	(0.5)	2.9	(10.5)
Adjusted EBITDA	$ 341.6	566.9	566.0

The 2021 Non-GAAP outlook amounts exclude certain forecasted Non-GAAP adjusting items, such as intangible asset amortization and U.S. retirement plan costs. We have not forecasted the impact of highly inflationary accounting on our Argentina operations in 2021 or other potential Non-GAAP adjusting items for which the timing and amounts are currently under review, such as future restructuring actions. The 2021 Non-GAAP outlook amounts for operating profit, EPS from continuing operations and Adjusted EBITDA cannot be reconciled to GAAP without unreasonable effort. We cannot reconcile these amounts to GAAP because we are unable to accurately forecast the impact of highly inflationary accounting on our Argentina operations in 2021 or other potential Non-GAAP adjusting items for which the timing and amounts are currently under review, such as future restructuring actions.

a) See "Other Items Not Allocated To Segments" on slide 20-21 for details. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance.

b) There was a change in judgment resulting in a valuation allowance against certain tax attributes with a limited statutory carryforward period that are no longer more-likely-than-not to be realized due to lower than expected U.S. operating results, certain non-GAAP pre-tax items, and the timing of tax deductions related to executive leadership transition.

c) Our U.S. retirement plans are frozen and costs related to these plans are excluded from non-GAAP results. Certain non-U.S. operations also have retirement plans. Settlement charges related to these non-U.S. plans are also excluded from non-GAAP results.

d) The non-GAAP tax rate excludes the 2019 foreign tax benefits that resulted from the transaction that accelerated U.S. tax in 2015.

e) Due to reorganization and restructuring activities, there was a $7.7 million non-GAAP adjustment to share-based compensation in 2019. There is no difference between GAAP and non-GAAP share-based compensation amounts for the other periods presented.

f) Adjusted EBITDA is defined as non-GAAP income from continuing operations excluding the impact of non-GAAP interest expense, non-GAAP income tax provision, non-GAAP depreciation and amortization, non-GAAP share-based compensation and non-GAAP marketable securities (gain) loss. In the fourth quarter of 2020, we changed our definition of Adjusted EBITDA to exclude non-GAAP marketable securities (gain) loss and all previously disclosed information for all periods presented has been revised.

g) Post-deconsolidation funding of ongoing costs related to our Venezuelan operations was $0.9 million in 2019 and was expensed as incurred and reported in interest and other nonoperating income (expense). We do not expect any future funding of the Venezuela business, as long as current U.S. sanctions remain in effect.

h) Gain on termination of a mining lease obligation related to former coal operations. We have no remaining mining leases.

i) Due to the impact of Argentina highly inflationary accounting, there was a $0.1 million non-GAAP adjustment for a loss in the first quarter of 2019, a $0.1 million non-GAAP adjustment for a gain in the second quarter of 2019 and a $0.1 million non-GAAP adjustment for a gain in the fourth quarter of 2020. There is no difference between GAAP and non-GAAP marketable securities gain and loss amounts for the other periods presented.

Amounts may not add due to rounding

Non-GAAP Reconciliation – Other (1 of 2)

The Brink's Company and subsidiaries
Other Items Not Allocated to Segments (Unaudited)

(In millions)

Brink's measures its segment results before income and expenses for corporate activities and for certain other items. See below for a summary of the other items not allocated to segments.

Venezuela operations Prior to the deconsolidation of our Venezuelan subsidiaries effective June 30, 2018, we excluded from our segment results all of our Venezuela operating results, due to the Venezuelan government's restrictions that have prevented us from repatriating funds. As a result, the Chief Executive Officer, the Company's Chief Operating Decision maker ("CODM"), has assessed segment performance and has made resource decisions by segment excluding Venezuela operating results.

Reorganization and Restructuring

2016 Restructuring

In the fourth quarter of 2016, management implemented restructuring actions across our global business operations and our corporate functions. As a result of these actions, we recognized charges of $18.1 million in 2016, and an additional $17.3 million in 2017.

Executive Leadership and Board of Directors

In 2015, we recognized $1.8 million in charges related to Executive Leadership and Board of Directors restructuring actions, which were announced in January 2016. We recognized $4.3 million in charges in 2016 related to the Executive Leadership and Board of Directors restructuring actions.

2015 Restructuring

Brink's initiated a restructuring of its business in the third quarter of 2015. We recognized $11.6 million in related 2015 costs and an additional $6.5 million in 2016 related to this restructuring. The actions under this program were substantially completed by the end of 2016, with cumulative pretax charges of approximately $18 million.

Other Restructurings

Management periodically implements restructuring actions in targeted sections of our business. As a result of these actions, we recognized charges of $28.8 million in 2019, primarily severance costs and charges related to the modification of share-based compensation awards. We recognized $66.6 million net costs in operating profit and $0.6 million costs in interest and other nonoperating income (expense) in 2020, primarily severance costs.

Due to the unique circumstances around these charges, they have not been allocated to segment results and are excluded from non-GAAP results.

Acquisitions and dispositions Certain acquisition and disposition items that are not considered part of the ongoing activities of the business and are special in nature are consistently excluded from non-GAAP results. These items are described below:

2020 Acquisitions and Dispositions

- Amortization expense for acquisition-related intangible assets was $35.1 million in 2020.
- We incurred $23.5 million in integration costs, primarily related to Dunbar and G4S, in 2020.
- Transaction costs related to business acquisitions were $19.3 million in 2020.
- Restructuring costs related to acquisitions were $4.7 million in 2020.

2019 Acquisitions and Dispositions

- We incurred $43.1 million in integration costs related to Dunbar, Rodoban, COMEF and TVS in 2019.
- Amortization expense for acquisition-related intangible assets was $27.8 million in 2019.
- Transaction costs related to business acquisitions were $7.9 million in 2019.
- Restructuring costs related to acquisitions, primarily Rodoban and Dunbar, were $5.6 million in 2019.
- In 2019, we recognized $2.2 million in net charges, primarily asset impairment and severance costs, related to the exit from our top-up prepaid mobile phone business in Brazil.
- Compensation expense related to the retention of key Dunbar employees was $1.5 million in 2019.

2016 Acquisitions and Dispositions

- Due to management's decision in the first quarter of 2016 to exit the Republic of Ireland, the prospective impacts of shutting down this operation were included in items not allocated to segments and were excluded from the operating segments effective March 1, 2016. This activity is also excluded from the consolidated non-GAAP results. Beginning May 1, 2016, due to management's decision to also exit Northern Ireland, the results of shutting down these operations were treated similarly to the Republic of Ireland.
- Amortization expense for acquisition-related intangible assets was $3.6 million in 2016.
- Brink's recognized a $2.0 million loss related to the sale of corporate assets in the second quarter of 2016.

Non-GAAP Reconciliation – Other (2 of 2)

The Brink's Company and subsidiaries
Other Items Not Allocated to Segments (Unaudited)
(In millions)

Argentina highly inflationary impact Beginning in the third quarter of 2018, we designated Argentina's economy as highly inflationary for accounting purposes. As a result, Argentine peso-denominated monetary assets and liabilities are now remeasured at each balance sheet date to the currency exchange rate then in effect, with currency remeasurement gains and losses recognized in earnings. In addition, nonmonetary assets retain a higher historical basis when the currency is devalued. The higher historical basis results in incremental expense being recognized when the nonmonetary assets are consumed. In 2020, we recognized $10.7 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $7.7 million. In 2019, we recognized $14.5 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $11.3 million. These amounts are excluded from non-GAAP results.

Internal loss A former non-management employee in our U.S. global services operations embezzled funds from Brink's in prior years. Except for a small deductible amount, the amount of the internal loss related to the embezzlement was covered by our insurance. In an effort to cover up the embezzlement, the former employee intentionally misstated the underlying accounts receivable subledger data. In 2019, we incurred $4.5 million in costs (primarily third party expenses) to reconstruct the accounts receivables subledger. In 2020, we incurred an additional $0.3 million in costs related to this activity. In the third quarter of 2019, we were able to identify $4.0 million of revenues billed and collected in prior periods which had never been recorded in the general ledger. We also identified and recorded $0.3 million in bank fees, which had been incurred in prior periods. The rebuild of the subledger was substantially completed during the third quarter of 2019. Based on the reconstructed subledger, we were able to analyze and quantify the uncollected receivables from prior periods. Although we plan to attempt to collect these receivables, we estimated an increase to bad debt expense of $13.7 million in the third quarter of 2019. The estimate of the allowance for doubtful accounts was adjusted in the fourth quarter of 2019 for an additional $6.4 million and again in 2020 for an additional $6.6 million. This estimate will be adjusted in future periods, if needed, as assumptions related to the collectability of these accounts receivable change. At December 31, 2020, we have recorded an allowance of $13.1 million on $14.2 million of accounts receivable, or 92%. Due to the unusual nature of this internal loss and the related errors in the subledger data, along with the fact that management has excluded these amounts when evaluating internal performance, we have excluded these net charges from segment and non-GAAP results.

Reporting compliance Certain compliance costs (primarily third party expenses) are excluded from 2019 and 2020 non-GAAP results. These costs relate to the implementation and January 1, 2019 adoption of the new lease accounting standard ($0.5 million in 2020 and $1.8 million in 2019). We also incurred $0.3 million in costs related to mitigation of material weaknesses in 2019. We did not incur any such costs in 2020.